Exhibit 10.1.2
BOURNEMOUTH & WEST HAMPSHIRE
WATER INDUSTRY ACT 1991 SECTION 13
MODIFICATIONS OF THE CONDITIONS OF THE APPOINTMENT OF
BOURNEMOUTH & WEST HAMPSHIRE WATER PLC
Made on 10 March 2005
Coming into effect on 1 April 2005
The Director General of Water Services, in exercise of the power conferred upon him by section 13(1) of the Water Industry Act 1991, after giving notice as required by section 13(2) of that Act, and with the consent of Bournemouth & West Hampshire Water PLC given on 9 February 2005, hereby modifies with effect on and from 1 April 2005 the conditions of the appointment of Bournemouth & West Hampshire Water PLC under Chapter I of Part II of the Water Industry Act 1991 as follows:

1.		In paragraph 2 of Condition B, the definition of Average Charge per Chargeable Supply is deleted and replaced with the following definition:

	“	“Average Charge per Chargeable Supply” means, in respect of a specified Unmeasured Basket Item for a specified year, the amount R/N where:
R is the annual revenue (exclusive of VAT) which would accrue to the Appointee in respect of the specified Unmeasured Basket Item if all Standard Charges (other than Excluded Charges) made or to be made in respect of that Unmeasured Basket Item in the specified year were applied to all Chargeable Supplies of the Appointee which would have been subject to those Standard Charges as at 1st December preceding the specified year; and
N is the number of Chargeable Supplies as at such 1st December for which the Appointee would have been entitled to make those Standard Charges, provided that, where the specified year is a Prior Year,
(a)	there shall be included in N the number of any additional Chargeable Supplies which the Appointee would have made as at such 1st December if the Standard Charges to be made in respect of the Unmeasured Basket Item in the relevant Charging Year had applied; and

(b)	there shall be excluded from N the number of any Chargeable Supplies which the Appointee would not have been entitled to make as at such 1st December if the Standard Charges to be made in respect of the Unmeasured Basket Item in the relevant Charging Year had applied.”
2.	In the definition of Excluded Charges in paragraph 2 of Condition B, paragraph (6A) is deleted and replaced with the following paragraph:
"(6A) Charges in any Charging Year for supplies of water (or for the provision of sewerage services or for the reception, treatment and disposal of trade effluent) to premises where the premises were supplied in the relevant Weighting Year with not less than such quantity of water as is specified from time to time under section 7(5)(a) of the Water Industry Act 1991”.
3.	The heading to paragraph 13 of Condition B is deleted and replaced with the following heading:
"13.	References to the Director relating to Notified Items and Relevant Changes of Circumstance and circumstances having a substantial effect on the Appointed Business”
4.	In paragraph 13.2 of Condition B, sub-paragraph (6) is deleted and replaced with the following sub-paragraph:
"(6) (a)	where any part of an annual aggregate derived under subparagraph (5) consists of items to which (b) below does not apply, what is the Net Present Value of that part of the annual aggregate, calculated up to the start of the first of the Charging Years for which the next Periodic Review falls to be carried out;
(b)	where any part of the annual aggregate derived under subparagraph (5) consist of revenue and/or Operating Expenditure, what is the Net Present Value of that part of the annual aggregate, calculated over 15 years; and
(c)	what is the aggregate of the Net Present Values calculated under (a) and (b) (“the Materiality Amount”);”.
5.	In paragraph 13.2(8)(a) of Condition B, sub-paragraph (ii) is deleted and replaced with the following sub-paragraph:
“(ii) all the Base Cash Flows at Outturn Prices (save in respect of Relevant Changes of Circumstance falling within sub-paragraph (2) of that definition, where one half of the Base Cash Flow at Outturn Prices shall be used) attributable to the creation, acquisition or disposal of non-depreciable assets (“Allowable Infrastructure Asset Expenditure”);”
6.	Paragraph 13.4 of condition B is deleted and replaced with the following paragraph:
“	13.4	A Reference Notice given to the Director in respect of sub-paragraph 13.2 shall contain or be accompanied by reasonable details of the Relevant Item in respect of which the Reference Notice is given and, unless the Director otherwise consents, shall be given not later than:
(1)	the fifteenth day of September immediately preceding the first of the Charging Years in respect of which the Appointee wishes the change to the Adjustment Factor to take effect; or

(2)	if later, where the Director has given a notice to the Appointee under paragraph 14.1 in respect of the same Charging Year, within fourteen days from the receipt by the Appointee of that notice.”
7.	Paragraph 14 of Condition B is deleted and replaced with the following paragraph:
“	14.1	In the case of a Notified Item or where any Relevant Change of Circumstance has occurred or is to occur, the Director may, having given notice to the Appointee specifying the Notified Item or, as the case may be, the Relevant Change of Circumstance, of his intention so to do not later than:
(1)	the fifteenth day of September immediately preceding the first of the Charging Years in respect of which he proposes the change to the Adjustment Factor to take effect; or

(2)	if later, where the Appointee has given a Reference Notice to the Director in respect of sub-paragraph 13.2 and falling within subparagraph 13.4(1) in respect of the same Charging Year, within fourteen days from the receipt by the Director of that Reference Notice determine the questions set out in sub-paragraph 13.2 in respect of that Notified Item or, as the case may be, that Relevant Change of Circumstance. A single notice may be given under this sub-paragraph 14.1 in respect of any number of Notified Items and Relevant Changes of Circumstance and sub-paragraph 13.2 shall be construed accordingly.

14.2	Where sub-paragraph 13.4(2) or 14.1(2) applies, the questions set out in (5) to (9) inclusive of sub-paragraph 13.2 shall be determined in respect of all Notified Items and Relevant Changes of Circumstance in respect of which the Appointee and the Director have given notice, taken as a whole.

14.3	In the case of sub-paragraph 13.3, the Director shall give notice to the Appointee of his intention to determine the questions set out in subparagraph 13.3(1)(b) and (2).”
8.	Condition H is deleted and replaced with the following Condition:
“Condition H: Code of Practice and Procedure on Debt Recovery
1.	Unless it has already done so, the Appointee shall within two months after 1 April 2005 prepare and submit to the Director for his approval a Code of Practice which shall:
(1)	give guidance to domestic customers who have difficulty in paying their bills;

(2)	describe the range of procedures which may be adopted by the Appointee to collect outstanding debt from domestic customers; and

(3)	contain such other information as the Appointee considers appropriate.
2.	The Appointee shall, not less frequently than once every three years and if and whenever requested to do so by the Director but not more frequently than once a year, review the Code and the manner in which it has been operated, with a view to determining whether any modification should be made to it or to the manner of its operation.

3.	In carrying out any review of, or making any substantive revision of, the Code or its operation (whether under paragraph 2 or otherwise) the Appointee shall consult the Customer Service Committee and shall consider any representations made by it about the Code or the manner in which it is likely to be or, as the case may be, has been operated.

4.	The Appointee shall submit to the Director for his approval any revision of the Code which, after consulting the Customer Service Committee if so required under paragraph 3, it wishes to make.

5.	The Appointee shall make such modifications to the Code and any revision of the Code as the Director, after prior consultation with the Appointee, may specify within two months after the date on which the Code or, as the case may be, the relevant revision is submitted to him under paragraph 1 or, as the case may be, paragraph 4 as a condition of approving the Code under paragraph 1 or, as the case may be, approving any revision of the Code under paragraph 4, being such modifications as in the Director’s opinion are necessary to ensure that the Code complies with the requirements specified in sub-paragraph 1(1) and 1(2). The Director’s approval shall be deemed to have been given if, within the said period of two months, he shall not have specified any such modifications to the Code or, as the case may be, the relevant revision.
6.	The Appointee shall:
(1)	send a copy of the Code and each revision of it (in each case, in the form approved, or deemed approved, by the Director) to the Customer Service Committee;

(2)	with every demand for payment of charges, draw the attention of domestic customers to the existence of the Code in its latest form and how they may inspect or obtain a copy;

(3)	make a copy of the Code in its latest form available for inspection at each Relevant Premises; and

(4)	send a copy of the Code in its latest form free of charge to any person requesting it.”